Exhibit 99.1

 NSD Bancorp, Inc. Reports 2003 Annual and Fourth Quarter Net Income
                       and Annual Meeting Date

    PITTSBURGH--(BUSINESS WIRE)--Feb. 25, 2004--NSD Bancorp, Inc. (Nasdaq:NSDB), the parent holding company of NorthSide Bank, reported consolidated net income of $2.7 million or $0.84 per diluted share for year ended December 31, 2003, as compared to net income of $4.5 million or $1.37 per diluted share for the year ended December 31, 2002.
    Contributing to the decline in earnings between the two years was the necessity of additional loan loss provisions totaling $2.5 million related to the deterioration of one large commercial loan relationship that was recorded during the second quarter of 2003 as well as a decline in net interest income and certain restructuring costs experienced during 2003. Results for 2002 included a previously disclosed charge of $1.2 million or $0.38 per diluted share, after tax, resulting from an apparent external fraud associated with a discontinued product.
    Net income for the fourth quarter of 2003, was $881,000 or $0.27 per diluted share versus $1.4 million or $0.43 per diluted share for the same period in 2002. Contributing to the $508,000 or 36.6% decline in earnings between the two quarterly periods was a decrease in net interest income and noninterest income of $261,000 and $283,000, respectively, as well as an increase in the provision for loan losses and noninterest expenses of $15,000 and $294,000, respectively. Partially offsetting these unfavorable variances, the provision for income taxes decreased $345,000.
    During 2003, the Corporation's total assets decreased $3.8 million or less than one percent to $506.6 million at December 31, 2003. Total loans decreased $23.7 million to $305.6 million while securities increased $27.9 million to $151.1 million at December 31, 2003. Deposits and stockholders' equity remained relatively steady ending the year at $366.0 million. The Corporation remains well capitalized and is positioned for future growth and improvement with total stockholders' equity of $38.9 million or approximately 7.7% of total assets at December 31, 2003.
    The Corporation continues to experience net interest income compression as the decrease in yield on earning-assets outpaced the decrease in the cost of interest-bearing liabilities. During the year the yield on earning-assets decreased 94 basis points to 5.84% for 2003 from 6.81% for 2002. The cost of interest-bearing liabilities decreased 58 basis points to 3.15% for 2003 from 3.73% for 2002. This reduction in spread was the direct result of continued loan re-pricing downward in the current interest rate environment while the cost of deposit funding has stabilized near the effective floor of these products. Contributing to the decline in interest income was lower loan demand in 2003 versus prior years and the necessity of redeploying funds in lower yielding marketable securities. Further, the Corporation continues to feel the effects of previously retained Federal Home Loan Bank advances totaling $94.0 million that are locked in for a longer term at a weighted average interest rate of 5.72% and whereby loans and securities matched against these advances have prepaid and or re-priced lower.
    Noninterest expenses, excluding consideration of the aforementioned charge, increased between the two years primarily as a result of expenses incurred as part of the Corporation's current reorganization initiatives, including employee related charges.
    Andrew W. Hasley, President of the Corporation and the Bank, stated, "The Board of Directors and I continue with initiatives and programs implemented in the third quarter of 2003 to improve asset/liability management, credit quality and the direction of the organization. These initiatives and programs will position the Corporation for strategic long-term growth and enhanced profitability. This Corporation has excellent prospects, a solid franchise and a strong capital base. We look forward to the support of shareholders, customers and employees as we work to improve the Corporation's operating results and financial condition."
    In addition to reporting earnings, the Corporation announced that the regular annual meeting of shareholders is to be held on Tuesday, April 27, 2004 at 3:00 PM at the Holiday Inn, McKnight Road, Pittsburgh, Pennsylvania. The voting record date for the purpose of determining shareholders eligible to vote on proposals presented at the annual meeting is March 16, 2004.
    NSD Bancorp, Inc. is the parent company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank. The Pittsburgh-based community bank operates twelve branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol NSDB. For more information visit the Corporation's website at www.nsdbancorp.com.
    This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for the Corporation's financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.

                           NSD Bancorp, Inc.
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                              Three month period  Twelve month period
                              ended December 31,   ended December 31,
                                2003     2002      2003        2002
                              -------   -------   -------    -------

 Interest income              $6,643    $7,594    $27,709    $30,803
 Interest expense              2,830     3,520     12,342     14,083
                              -------   -------   -------    -------
   Net interest income         3,813     4,074     15,367     16,720
 Provision for loan losses       255       240      3,465        960
 Noninterest income              673       956      3,789      3,493
 Noninterest expense           3,212     2,918     12,456     13,133
                              -------   -------   -------    -------
   Net income before
    provision for
    income taxes               1,019     1,872      3,235      6,120
 Provision for income taxes      138       483        496      1,654
                              -------   -------   -------    -------
 Net income                     $881    $1,389     $2,739     $4,466
                              -------   -------   -------    -------
                              -------   -------   -------    -------

 Net income per share - basic  $0.28     $0.43      $0.86      $1.39
 Net income per share -
  diluted                      $0.27     $0.43      $0.84      $1.37
 Dividends declared and paid
  per share                    $0.22     $0.20      $0.86      $0.75

 Return on annualized average
  assets                        0.69%     1.08%      0.54%      0.89%
 Return on annualized average
  equity                        9.00%    16.39%      7.03%     12.56%
 Yield on average interest-
  earning assets                5.52%     6.45%      5.84%      6.81%
 Cost of average interest-
  bearing liabilities           2.89%     3.56%      3.15%      3.73%
 Net interest margin            3.21%     3.50%      3.28%      3.74%

CONSOLIDATED FINANCIAL CONDITION DATA:

                                        As of                 As of
                                      12/31/2003           12/31/2002
                                      -----------          -----------

 Total assets                         $506,620              $510,448
 Cash and equivalents                   24,240                33,626
 Securities                            151,141               128,200
 Loans                                 305,626               329,280
 Deposits                              366,039               369,199
 Borrowed funds                         94,000                94,000
 Stockholders' equity                   38,887                38,822

 Book value per share                   $12.16                $12.17

 Net loans to deposits                   83.50%                89.19%
 Allowance for loan losses to total
  loans                                   2.20%                 1.27%
 Nonperforming assets to total assets     1.45%                 0.23%
 Stockholders' equity to total
  assets                                  7.68%                 7.61%
 Shares common stock outstanding     3,197,815             3,190,868

    CONTACT: NSD Bancorp, Inc.
             Andrew W. Hasley, 412-366-8514
             Email: ahasley@northsidebank.com
             or
             William C. Marsh, 412-366-8340
             Email: wmarsh@northsidebank.com